Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-218516 and 333-281035) of Weyco Group, Inc. of our report dated March 14, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ Baker Tilly US, LLP

Milwaukee, Wisconsin

March 13, 2026